EXHIBIT 2

                        OPTION AGREEMENT

          OPTION AGREEMENT, dated May 28, 1996, by and between
Physician Computer Network, Inc., a New Jersey corporation ("PCN"), and Ronald Holden (the "Stockholder") .

                      W I T N E S S E T H:

          WHEREAS, simultaneously with the execution and delivery of this Agreement, PCN and Wismer Martin, Inc. (the "Company") are entering into a letter of intent, dated the date hereof (the "Letter of Intent"), regarding the proposed terms upon which PCN will enter into a definitive agreement (the "Agreement") to acquire all of the capital stock of the Company through a merger or similar transaction (the "Transaction"); and

          WHEREAS, in order to induce PCN to enter into the Letter of Intent and negotiate the terms of the Agreement, Stockholder desires to enter into this Option Agreement with respect to the 7,679,916 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), beneficially owned by the Stockholder.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

          Section 1.  Option

          (a) Stockholder hereby grants to PCN an option (the "Option") to purchase: (i) 1,795,750 of the Shares; (ii) 5,468,875 of the Shares; or (iii) all of the Shares, in each case for a purchase price of $0.81 per share (the "Exercise Price"), at any time from and after the date hereof and prior to the first to occur of (x) July 15, 1996 or (y) the date on which PCN and the Company enter into the Agreement (the "Expiration Date"). The Option shall be exercisable by PCN one time for the number of Shares specified in clauses (i), (ii) or (iii), and no combination thereof.

          (b) The Option shall be exercisable by PCN by delivery to Stockholder of a written notice indicating the number of shares PCN wishes to acquire (the "Notice"). The Notice shall be accompanied by payment of the purchase price of the Shares purchased as specified therein. Payment for the shares may be made in cash or by check payable to the order of Stockholder. Upon delivery of payment for the Shares, Stockholder shall deliver to PCN a certificate or certificates for the number of Shares indicated in the Notice, together with duly executed stock powers therefor. Upon delivery, such Shares shall be fully-paid and non-assessable and free and clear of all liens, security interests and other encumbrances.

          (c) In the event that, prior to the Expiration Date, the Company shall issue shares of its Common Stock as stock dividends or shall subdivide or split or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith proportionately be decreased in the case of a stock dividend, subdivision or stock split, or proportionately be increased in the case of combinations, in each case to the nearest one cent, to give effect to such change. Concurrently, the number of Shares to which this Option shall apply shall be increased or decreased in proportion to the increase or decrease in the number of shares of Common Stock outstanding as a result of such change.

          (d)  In the event of any reorganization or
reclassification of the outstanding shares of Common Stock, or in the case of any consolidation with or merger of the Company into another corporation in which the Company is not the surviving corporation, or in the case of any sale, lease or conveyance of all, or substantially all, of the property, assets, business and goodwill of the Company, PCN shall thereafter have the right upon exercise of the Option to purchase from Stockholder the kind and amount of shares of stock and other securities and property received by Stockholder upon such reorganization, reclassification, consolidation, merger or sale, at a price equal to the Exercise Price then in effect, and, prior to the Expiration Date, Stockholder will not sell, convey or otherwise dispose of any shares of stock and other securities or property received by Stockholder upon the consummation of any such transaction.

          (e) In the event the Company shall, at any time prior to the Expiration Date and prior to the exercise in full of the Option, dissolve, liquidate or wind up its affairs, PCN shall be entitled, upon exercise of the Option, to receive, in lieu of the Shares which it would have been entitled to receive, the same kind and amount of assets as PCN would have received, the same kind and amount of assets as would have been issued, distributed or paid to it upon any such dissolution, liquidation or winding up with respect to such Shares had it been the holder of record of such Shares on the record date for the determination.

          Section 2.  Maintenance of Shares.   During the term of
this Agreement, except the sale of the Shares to PCN upon exercise of the Option or in connection with the Transaction, Stockholder will continue to be the beneficial and record owner of all right, title and interest in and to the Shares and agrees that he will not sell, assign, pledge or otherwise dispose of, or grant any proxies with respect to, the Shares, other than proxies called for by the terms of the Letter of Intent, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition, directly or indirectly, of the Shares or any right, title or interest in or to the Shares.

          Section 3.  Term of Agreement.  The obligations of
Stockholder under this Agreement will terminate on the Expiration
Date.

          Section 4.  Representations and Warranties of
Stockholder. Stockholder represents and warrants to PCN as of the date hereof that:

          (a) Stockholder is the record and beneficial owner of the Shares and the Shares (i) represent all of the Common Stock owned of record or beneficially by Stockholder, directly or indirectly, (ii) are fully-paid and non-assessable and (iii) are free and clear of all liens, security interests and other encumbrances;

          (b) Stockholder has full legal power and authority to execute and deliver this Agreement;

          (c) the Shares are free and clear of all proxies, voting agreements, voting trusts and other agreements relating to the voting of the shares; and

          (d) Stockholder has duly executed and delivered this Agreement.

          Section 5. Specific Performance. Stockholder acknowledges that PCN would suffer irreparable damage if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PCN shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which PCN may be entitled at law or in equity.

          Section 6. Binding Effect. This Agreement shall inure to the benefit of and, subject to applicable law, be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

          Section 7.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

          Section 8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original, but which together shall constitute one and the same agreement.

          Section 9. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

          Section 10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 11. Amendment; Waiver. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and signed by PCN and Stockholder, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to departure therefrom.

          Section 12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, covenants, arrangements, communications, representations and warranties, whether oral or written, by either party with respect thereto.

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          IN WITNESS WHEREOF, this Agreement has been duly executed
by the parties hereto all as of the day and year first above written.


                              /s/ Ronald Holden
                              RONALD HOLDEN


                              PHYSICIAN COMPUTER NETWORK,
                                INC.

                              BY: /s/ Thomas P. Wraback
                                        Vice President-Finance